Exhibit 99.1

THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS

Record operating income for Marcus® Hotels & Resorts helps to offset impact of weaker film slate for Marcus Theatres®

Milwaukee, Wis., Dec. 17, 2015….. The Marcus Corporation (NYSE: MCS) today reported results for the second quarter ended November 26, 2015.

Second Quarter Highlights

•	Total revenues for the second quarter of the transition period ending December 31, 2015 were $115,676,000, a slight decrease from revenues of $116,061,000 for the second quarter of fiscal 2015.
•	Operating income was $10,554,000 for the second quarter of the transition period, a 9.2% decrease from operating income of $11,620,000 for the second quarter of fiscal 2015.
•	Net earnings attributable to The Marcus Corporation were $4,945,000 for the second quarter of the transition period, a 5.3% decrease from net earnings attributable to The Marcus Corporation of $5,223,000 for the second quarter of fiscal 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.18 for the second quarter of the transition period, a 5.3% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.19 for the second quarter of fiscal 2015.

First 26 Weeks Highlights

•	Total revenues for the first 26 weeks of the transition period ending December 31, 2015 were $264,866,000, a 6.9% increase from revenues of $247,830,000 for the first 26 weeks of fiscal 2015.
•	Operating income was $36,410,000 for the first 26 weeks of the transition period, a 6.1% increase from operating income of $34,309,000 for the same period in the prior year.

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•	Net earnings attributable to The Marcus Corporation were $19,596,000 for the first 26 weeks of the transition period, an 11.0% increase from net earnings attributable to The Marcus Corporation of $17,655,000 for the first 26 weeks of fiscal 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.70 for the first 26 weeks of the transition period, a 9.4% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.64 for the first 26 weeks of fiscal 2015.

“Although the theatre division had a challenging second quarter, both divisions still achieved record operating income for the first 26 weeks of the transition period. Second quarter results for Marcus Hotels & Resorts benefited from a higher average daily rate and strong cost controls, which helped to offset the impact of a weaker film slate and a significant number of screens out of service for upgrades for Marcus Theatres,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Marcus Theatres reported record second quarter revenues, as well as record revenues and operating income for the first 26 weeks of the transition period. Our second quarter box-office results generally matched the industry, in spite of an unprecedented number of screens out of service as we prepared for the major opening today of Star Wars: The Force Awakens. Over the past three weeks, we have returned to our nearly two-year record of outperforming the industry as newly renovated screens have come on line,” said Marcus.

“Our successful food and beverage concepts continued to generate significant revenues, with concession revenues per person up 6.6% for the second quarter and 10.1% for the first 26 weeks,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

“We recently added 17 newly renovated premium large format screens with DreamLoungerSM recliner seating to our circuit. We now offer premium large format screens in more than 61% of our company-owned, first run theatres, which we believe is the highest percentage among the top chains in the industry. This positions us very well to capitalize on what is expected to be a record-breaking performance for the highly anticipated sequel to the epic Star Wars series,” said Rodriguez.

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Rodriguez said the five top-performing films for Marcus Theatres in the second quarter were The Martian, The Hunger Games: Mockingjay – Part 2, Hotel Transylvania 2, Spectre and The Peanuts Movie.

“Looking ahead, potential hits in the pipeline include two other films opening tomorrow, Sisters and Alvin and the Chipmunks – The Road Chip. Five additional pictures, The Big Short, Daddy’s Home, Point Break, Joy and Concussion all open next week, followed by films such as The Revenant, The Hateful Eight and Ride Along 2 in early January,” said Rodriguez.

“We are in the process of renovating five additional theatres, each with DreamLounger recliner seating and selected food and beverage outlets. These renovations, plus two new UltraScreen® auditoriums also under construction, are scheduled to be completed during the first half of 2016. In November, we opened the Midwest’s first 4-D movie theatre at our Gurnee Mills Cinema in Gurnee Mills, Ill. This new technology immerses movie-goers into the action like never before, with special effects including motion, wind, lightning flashes and scents. All of these investments are designed to create the ultimate movie-going experience for our guests,” said Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts achieved record operating income for both the second quarter and first 26 weeks as a result of increased revenues at comparable hotels and a strong focus on operational improvements. Revenue per available room (RevPAR) for comparable company-owned hotels increased 2.4% in the second quarter,” said Marcus.

“The hotel division achieved a 33.1% increase in operating income in the second quarter and a 14.4% increase in operating income for the first 26 weeks, compared to the same periods last year. Our team is focused on delivering exceptional guest experiences, managing costs and increasing profitability in all areas of our properties,” said Joseph Khairallah, chief operating officer of Marcus Hotels & Resorts.

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“As part of our strategy to increase our number of rooms under management, we recently expanded our hotel development team with the addition of a senior executive experienced in operations, business development, marketing, feasibility and valuation. The team is aggressively pursuing our strategy to add high-quality management contracts and sourcing potential hotel investment opportunities. We have a number of good potential opportunities in the pipeline, and are continuing to move forward with our growth strategy,” said Khairallah.

Marcus noted that during the second quarter, the company completed the previously announced sale of its former company-owned and operated Hotel Phillips in Kansas City, Mo.

Change in Fiscal Year End

As previously announced, the company has changed its fiscal year end from the last Thursday in May to the last Thursday in December. As a result, the company plans to report its financial results for the 31-week period from May 29, 2015 to December 31, 2015 on a transition report on Form 10-K and thereafter file reports for periods based on the new fiscal year. More specific information on the company’s change in fiscal year, including comparative historical financial information, will be available today on the “presentations” page in the investor relations section of the company’s website: www.marcuscorp.com.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Dec. 17, 2015 at

10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-857-244-7327 and entering the passcode 66817673. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, December 24, 2015, by dialing 1-888-286-8010 and entering the passcode 37995807. The webcast will be archived on the company’s website until its next earnings release.

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About The Marcus Corporation

Celebrating its 80th anniversary in 2015, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 668 screens at 53 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in 10 states. The company is headquartered in Milwaukee, Wis. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	November 26,	November 27,	November 26,	November 27,
	2015	2014	2015	2014

Revenues:
Theatre admissions	$31,741	$32,794	$79,963	$74,139
Rooms	29,464	29,678	63,650	64,359
Theatre concessions	21,006	20,484	52,786	45,406
Food and beverage	19,216	20,134	38,025	36,289
Other revenues	14,249	12,971	30,442	27,637
Total revenues	115,676	116,061	264,866	247,830

Costs and expenses:
Theatre operations	29,217	27,953	70,896	62,816
Rooms	10,298	10,725	21,485	22,127
Theatre concessions	6,517	5,841	15,555	12,562
Food and beverage	14,519	15,924	29,281	27,987
Advertising and marketing	5,822	6,710	12,311	14,098
Administrative	14,787	12,955	29,353	25,347
Depreciation and amortization	10,242	10,156	20,668	19,234
Rent	2,159	2,160	4,352	4,314
Property taxes	4,003	3,719	7,824	7,625
Other operating expenses	7,558	8,298	16,731	17,411
Total costs and expenses	105,122	104,441	228,456	213,521

Operating income	10,554	11,620	36,410	34,309

Other income (expense):
Investment income	20	25	25	50
Interest expense	(2,382)	(2,388)	(4,783)	(4,792)
Loss on disposition of property, equipment and other assets	(226)	(495)	(31)	(501)
Equity earnings (losses) from unconsolidated joint ventures, net	39	27	20	(14)
	(2,549)	(2,831)	(4,769)	(5,257)

Earnings before income taxes	8,005	8,789	31,641	29,052
Income taxes	2,897	3,398	12,080	11,385
Net earnings	5,108	5,391	19,561	17,667
Net earnings (loss) attributable to noncontrolling interests	163	168	(35)	12
Net earnings attributable to The Marcus Corporation	$4,945	$5,223	$19,596	$17,655

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.18	$0.19	$0.70	$0.64

Weighted ave. shares outstanding - diluted	27,945	27,568	27,913	27,589

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	November 26,	May 28,
	2015	2015

Assets:

Cash and cash equivalents	$24,273	$15,483
Accounts and notes receivable	12,873	16,339
Refundable income taxes	-	4,022
Deferred income taxes	3,187	2,997
Other current assets	6,507	6,732
Property and equipment, net	662,698	680,117
Other assets	90,049	83,352

Total Assets	$799,587	$809,042

Liabilities and Shareholders' Equity:

Accounts payable	$21,701	$36,776
Income taxes	1,172	-
Taxes other than income taxes	16,075	15,099
Other current liabilities	50,693	50,574
Current portion of capital lease obligation	5,146	5,053
Current maturities of long-term debt	19,672	17,742
Capital lease obligation	15,714	18,317
Long-term debt	217,457	229,669
Deferred income taxes	46,149	47,502
Deferred compensation and other	44,283	42,075
Equity	361,525	346,235

Total Liabilities and Shareholders' Equity	$799,587	$809,042

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended November 26, 2015
Revenues	$56,463	$59,089	$124	$115,676
Operating income (loss)	7,329	7,628	(4,403)	10,554
Depreciation and amortization	5,594	4,501	147	10,242

13 Weeks Ended November 27, 2014
Revenues	$56,275	$59,626	$160	$116,061
Operating income (loss)	9,783	5,729	(3,892)	11,620
Depreciation and amortization	5,005	5,035	116	10,156

26 Weeks Ended November 26, 2015
Revenues	$139,787	$124,830	$249	$264,866
Operating income (loss)	25,389	19,140	(8,119)	36,410
Depreciation and amortization	11,280	9,101	287	20,668

26 Weeks Ended November 27, 2014
Revenues	$125,662	$121,873	$295	$247,830
Operating income (loss)	24,637	16,733	(7,061)	34,309
Depreciation and amortization	9,735	9,282	217	19,234

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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